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                                                               EXHIBIT 99.(g)(2)

                                    Exhibit A

                              DELEGATION AGREEMENT
                             WELLS FARGO FUNDS TRUST

                      Portfolios of Wells Fargo Funds Trust

                                Asia Pacific Fund
                                Common Stock Fund
                         Emerging Markets Focus Fund/1/
                             International Core Fund
                            International Equity Fund
                            International Value Fund
                            Mid Cap Disciplined Fund
                                Opportunity Fund
                                Overseas Fund/2/
                           Small Cap Disciplined Fund
                              Small Cap Value Fund
                            Small/Mid Cap Value Fund
                       Specialized Health Sciences Fund/3/
                           Specialized Technology Fund
                         Strategic Small Cap Value Fund

Most recent annual approval by the Board of Trustees: March 30, 2007 Exhibit A amended: December 1, 2007

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/1/  On November 7, 2007, the Board of Trustees approved the name change of the
     Emerging Markets Focus Fund to the Emerging Markets Equity Fund, which will become effective on February 1, 2008.
/2/ On November 7, 2007, the Board of Trustees approved the merger of the Overseas Fund into the International Equity Fund. Subject to shareholder approval, the fund merger is expected to occur before the end of the third quarter of 2008.
/3/ On November 7, 2007, the Board of Trustees approved the liquidation of the Specialized Health Sciences Fund. Liquidation is expected to occur on or about January 25, 2008.